Exhibit 99.1

NEWS
RELEASE
	Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 Fax

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES FOURTH QUARTER AND

YEAR-END RESULTS

Positioned for Strong International Growth in 2008

HOUSTON, TEXAS March 10, 2008 - Geokinetics Inc. (AMEX: GOK) today announced financial results of operations for the fourth quarter and year ended December 31, 2007.

For the year, Geokinetics:

•                  Increased revenue approximately 59% to $357.7 million for the year ending December 31, 2007 from $225.2 million in 2006. Revenue for the fourth quarter of 2007 was $85.5 million, compared to $91.9 million for the fourth quarter of 2006.

•                  Reported EBITDA before one-time, non-recurring charges of $3.2 million (severances and reorganization costs of processing segment) of $34.4 million for the full-year 2007, compared to EBITDA before one-time, non-recurring charges of $1.4 million (costs related to acquisition of Grant Geophysical, Inc. (“Grant Acquisition”)) of $23.3 million for the comparable year-ago period. Reported EBITDA for the fourth quarter of 2007 was $2.3 million compared to $8.6 million for the comparable period in 2006.

•                  Incurred a loss of $20.8 million, or $(2.44) per fully diluted share for the full-year 2007 (inclusive of one-time costs mentioned above and $6.9 million loss on redemption of Floating Rate Notes), compared to $4.4 million or $(0.81) per fully diluted share for the prior year (inclusive of one-time costs mentioned above and $3.9 million charge for financing costs related to the Grant acquisition).  For the fourth quarter ended December 31, 2007, the Company had a net loss to common stockholders of $9.0 million, or $(0.87) per fully diluted common share, compared to net loss of $6.4 million or ($1.16) per fully diluted common share (including $3.9 million charge mentioned above) for the comparable 2006 period.

•                  Achieved record backlog in excess of $411 million as of December 31, 2007, up from $311 million at December 31, 2006 fueled by growth in international business.

•                  Approved a $64.5 million 2008 capital budget to increase recording channels in Latin America and the Eastern Hemisphere and to bolster the Company’s ocean bottom cable (“OBC”) and transition zone capacity, including the addition of a new transition zone crew initially for the Australia/New Zealand region.

Revenue for the full-year ending December 31, 2007 increased 59% to $357.7 million, compared to $225.2 million for the twelve months ended December 31, 2006.  The increase in revenue for the full year was primarily due to the inclusion of Grant Geophysical, Inc. (“Grant”) acquired on September 8, 2006; improved contract terms; investment in additional crew capacity and continued strong demand for the Company’s services. Revenue for the fourth quarter of 2007 was $85.5 million, compared to $91.9 million for the fourth quarter of 2006.

For the full-year 2007, the Company reported a net loss to common stockholders of $20.8 million, or $(2.44) per fully diluted common share (inclusive of $3.2 million of severances and restructuring costs and $6.9 million loss on redemption of Floating Rate Notes), compared to a net loss to common stockholders of $4.4 million, or ($0.81) per fully diluted common share in the year-ago period (inclusive of one-time charges totaling $5.3 million related to the Grant Acquisition and related financing).

For the fourth quarter ended December 31, 2007, the Company had a net loss to common stockholders of $9.0 million, or $(0.87) per fully diluted common share, compared to a net loss to common stockholders of $6.4 million, or ($1.16) per fully diluted common share (including $3.9 million charge for financing costs related to the Grant Acquisition), for the comparable 2006 year-ago period.

The Company is providing EBITDA as defined below to facilitate comparisons with prior performance and peers.  EBITDA before one-time items increased to $34.4 million for the full-year 2007, versus $23.3 million in the prior year.  EBITDA was $2.3 million for the fourth quarter 2007, compared to $8.6 million for the comparable 2006 period.

Commenting on the fourth quarter Richard F. Miles, Geokinetics’ President and Chief Executive Officer, said, “While our order book remains at record levels and demand in the seismic industry is robust, fourth quarter numbers did not meet our expectations. Our transition zone crews in Egypt and land crews in Trinidad and India experienced significant downtime as they went idle awaiting new projects. Due to security and safety concerns for our employees in Angola, our operations in Cabinda have been suspended indefinitely. The resulting downtime pressured margins and negatively impacted the fourth quarter.  In addition, our Australian OBC crew was delayed by late vessel delivery and several peripheral equipment issues during the start-up phase.”

Miles continued, “Our loss for 2007 largely reflected non-recurring charges related to the redemption of our floating rate notes of approximately $6.9 million and non-recurring charges associated with severances as well as reorganization costs of approximately $3.2 million, along with the effect of severe weather in the U.S. during the second quarter and a client’s force majeure termination of a contract.

However, the outlook for 2008 is promising.  In Canada, we remain the leader in multi-component data acquisition work with three multi-component crews working this Canadian winter.  In the United States, we invested more than half of our 2007 capital expenditures on equipment upgrades both increasing our recording channel capacity and transitioning to newer more efficient systems.  This not only provides our customers with greater sub-surface resolutions, but also enables us to compete on larger projects throughout the United States.

Internationally, we see growth opportunities across the board.  Our marketing efforts in Africa are generating positive results as we see increased demand for our services in Tanzania, Mozambique and several other African countries.  We also expect to restart in mainland Angola with other larger projects during the second half of the year.  In addition to Africa, we are also seeing growth opportunities in Latin America as countries such as Argentina, Bolivia, Brazil and Colombia work to maintain their sovereignty and financial independence through oil exports, which provides Geokinetics with greater opportunities as these countries increase their oil exploration efforts and need for seismic services.

Operationally, our OBC and transition zone work is continuing to generate positive opportunities for Geokinetics.  Our OBC crew in Australia is booked throughout much of 2008 and is now generating demand in other countries.  Our expertise in transition zone work is continuing to deliver positive results as we expect that rising commodity prices and increased exploration efforts will keep these crews busy and in high demand throughout 2008.  We expect these offshore crews, representing some of Geokinetics highest margin business, to account for a significantly larger portion of revenue in 2008 than previous years.

The Company had capital expenditures of $94.7 million in 2007 upgrading our crews in the United States and increasing channel count to over 108,000 channels.  Subject to amendments to the Company’s current debt covenants, Geokinetics Board of Directors approved a 2008 capital expenditure budget of $64.5 million, which will be used to expand recording channel capacity in Latin America and the Eastern Hemisphere and to add additional transition zone and Sercel SeaRay OBC capacity.

Finally, I am pleased to report that our continued focus on Corporate Governance has resulted in us completing our first year of compliance with Sarbanes-Oxley with no material weaknesses. This is a significant accomplishment given that we merged three companies in two years.”

In closing, Miles said, “While 2007 represented a period of consolidation and transition at Geokinetics, our investment in equipment upgrades has positioned us to take on larger, more profitable projects.  Our expanded geographic presence and improved contract terms not only minimize the financial impact that weather and other specific regional challenges could have on the Company, but also provide us with access to new potential projects.  These catalysts, combined with expanding exploration budgets at many oil and natural gas companies, will continue to provide growth opportunities for Geokinetics and our shareholders.”

First Quarter 2008 Activity Outlook

The Company is providing this update to assist shareholders in understanding the operational expectations in the current quarter.  As is typical with the onset of the Canadian winter season, the Company ramped up operations in Canada and expects to operate four to five crews on average during the quarter as compared to one to two crews during the previous quarter.   The

Company expects to continue to operate eight crews in the United States, as it did in the fourth quarter of 2007, and while weather and shorter days impact operations, expects to have strong utilization.  Internationally, the Company expects its large transition zone crew in Egypt, which was idle from mid-November 2007 to mid-January 2008, and its OBC crew in Australia, which commenced initial operations in October 2007, to work for most of the quarter.  Both of these crews will experience short downtimes while moving between projects during the quarter.  In addition, the Company expects to operate four crews in Latin America during most of the first quarter, with increased activity levels in Colombia over the prior quarter.  The Company’s crew in the Far East, idle since the third quarter of 2007, recommenced operations in February and is expected to work the remainder of the quarter.  Finally, the Company is currently mobilizing for projects in Bolivia, Tanzania and Mozambique and a new transition zone crew is being mobilized that will initially perform projects in Australia and New Zealand.  None of these mobilizations are expected to contribute significantly to first quarter revenue.

Below are condensed consolidated Statements of Operations.  More detailed information is available in the Company’s Form 10-K for the year ended December 31, 2007, which will be filed by March 17, 2008.  The weighted average common shares outstanding for the year and quarter ended December 31, 2006 are presented after giving effect to the Company’s one for ten reverse stock split, which occurred in November 2006.

	For the Quarter Ended December 31, (in thousands)
	2007	2006
Revenue	$85,529	$91,927

Expenses:
Operating expenses	74,169	76,290
General and administrative	9,045	6,993
Depreciation and amortization	8,269	5,796
Total expenses	91,483	89,079
Other gain (loss), net	(915)	1,346
(Loss) income from operations	(6,869)	4,194

Other income (expense):
Interest expense, net	(1,009)	(8,825)
Other	347	(129)
	(662)	(8,954)
Loss before income taxes	(7,531)	(4,760)
Provision for income taxes	185	1,397
Net loss	$(7,716)	$(6,157)
Preferred stock dividend and accretion costs	1,252	206
Loss applicable to common stockholders	$(8,968)	$(6,363)

Loss per common share - basic	$(0.87)	$(1.16)
Loss per common share - diluted	$(0.87)	$(1.16)

Weighted average common shares outstanding - basic	10,307	5,480
Weighted average common shares outstanding - diluted	10,307	5,480

	For the Year Ended December 31, (in thousands)
	2007	2006
Revenue	$357,677	$225,183

Expenses:
Operating expenses	290,800	185,789
General and administrative	35,717	17,525
Depreciation and amortization	32,352	12,965
Total expenses	358,869	216,279
Other gain (loss), net	572	1,347
Income (loss) from operations	(620)	10,251

Other income (expense):
Interest expense, net (2007 includes loss on redemption of Notes of $6.9 million)	(15,184)	(10,819)
Other	2,120	(374)
	(13,064)	(11,193)
Loss before income taxes	(13,684)	(942)
Provision for income taxes	2,252	3,234
Net loss	$(15,936)	$(4,176)
Preferred stock dividend and accretion costs	4,866	206
Loss applicable to common stockholders	$(20,802)	$(4,382)

Loss per common share - basic	$(2.44)	$(0.81)
Loss per common share - diluted	$(2.44)	$(0.81)

Weighted average common shares outstanding - basic	8,513	5,384
Weighted average common shares outstanding - diluted	8,513	5,384

EBITDA Information

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Quarter Ended December 31,
	(in thousands)
	2007	2006

Net Loss to Common Stockholders	$(8,968)	$(6,363)
Preferred Stock Dividends and Accretion Costs	1,252	206
Net Loss	$(7,716)	$(6,157)
Provision for income taxes	185	1,397
Interest Expense, net	1,009	8,825
Other Expense (Income) (as defined above)	568	(1,217)
Depreciation and Amortization	8,269	5,796

EBITDA	$2,315	$8,644

	For the Year Ended December 31,
	(in thousands)
	2007	2006

Net Loss to Common Stockholders	$(20,802)	$(4,382)
Preferred Stock Dividends and Accretion Costs	4,866	206
Net Loss	$(15,936)	$(4,176)
Provision for income taxes	2,252	3,234
Interest Expense, net
(2007 includes loss on redemption of Notes of $6.9 million)	15,184	10,819
Other Expense (Income) (as defined above)	(2,692)	(973)
Depreciation and Amortization	32,352	12,965

EBITDA	$31,160	$21,869

Webcast Information

Geokinetics has scheduled a live webcast on Monday, March 10, 2008, beginning at 11:00 a.m. Eastern Daylight Time and 10:00 a.m. Central Daylight Time to discuss its fourth quarter and year-end 2007 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407-8035 for domestic or (201) 689-8035 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through March 24, 2008, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID#271885.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

Forward Looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of it’s backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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